UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

FORM 5

/ / Check this box if no longer subject to Section 16, Form 4 or Form 5 obligations may continue. See Instruction 1(b)

/      /  Form 3 Holdings Required
/      /  Form 4 Transactions Required

(Print or Type Responses)
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1.  NAME AND ADDRESS OF REPORTING PERSON*
McGonigle                     John                    W.
(LAST)                        (FIRST)                 (MIDDLE)
c/o Federated Investors, Inc.
Federated Investors Tower

(STREET)

Pittsburgh                    PA                      15222-3779
(CITY)                        (STATE)                 (ZIP)
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2.  ISSUER NAME AND TICKER OR TRADING SYMBOL

      Federated Investors, Inc.                FII

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3.  I.R.S. IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)


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4.  STATEMENT FOR MONTH/YEAR

      2000

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5.  IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)

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6.  RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER

(CHECK ALL APPLICABLE)

___X_____ Director            _______ 10% Owner
___X_____ Officer (give title below)      ________ Other (specify below)
      SECRETARY, EXECUTIVE VICE PRESIDENT

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7.  INDIVIDUAL OR JOINT/GROUP REPORTING (CHECK APPLICABLE LIMIT)
___X____  Form filed by One Reporting Person
_______  Form filed by More than One Reporting Person

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


                 TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,, DISPOSED OF, OR BENEFICIALLY OWNED

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1. Title of     2.         3.            4.  Securities Acquired   5.  Amount of    6.  Ownership  7.  Nature
   Security     Transaction   Transaction   (A) or Disposed of     Securities       Form:  Direct  of Indirect
   (Instr. 3)   Date          Code          (D) (Instr. 3, 4, and  Beneficially     (D) or         Beneficial
                (Mon/day/year)(Instr. 8)    5)                     Owned at End of  Indirect (I)   Ownership
                                                                   Month            (Instr. 4)     (Instr. 4)
                                                                   (Instr. 3 and 4)
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                           Code   V      Amount   (A) or   Price

                                       (D)

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person,  see Instruction 4(b)(v).


FORM 5 (continued)
                           TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                               (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.  Title of            2.           3.              4.  Transaction     5.  Number of     6.  Date
Derivative Security     Conversion   Transaction        Code             Derivative        Exercisable and
(Instr. 3)              or Exercise  Date               (Instr. 8)       Securities        Expiration Date
                        Price of     (Month/Day/Year)                    Acquired (A) or   (Month/Day/Year)
                        Derivative                                       Disposed of (D)
                        Security                                         (Instr. 3, 4,
                                                                         and 5)
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                                                     Code     V          (A)      (D)      Date
                                                                                           ExercisableExpiration
                                                                                                      Date

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Stock Option (right to  $11.75       1/6/2000        D                            8,770.5  1/26/19991/25/2009
purchase) Class B                                                                 (1)
Common Stock
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Stock Option (right to  $11.75       1/6/2000        A                   8770.5            1/26/19991/25/2009
purchase) Class B                                                        (1)
Common Stock
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Stock Option (right to  $13.21       1/19/2000       D                            17,700   1/25/20001/24/2010
purchase) Class B                                                                 (2)
Common Stock
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Stock Option (right to  $13.21       1/19/2000       A                   17,700            1/25/20001/24/2010
purchase) Class B                                                        (2)
Common Stock
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7.  Title and Amount of Underlying   8.        9.  Number of        10.  Ownership    11.  Nature of
Securities (Instr. 3 and 4)          Price of  derivative           Form of           Indirect Beneficial
                                     DerivativeSecurities           Derivative        Ownership
                                     Security  Beneficially Owned   Security:         (Instr. 4)
                                     (Instr.   at End of Month      Direct (D) or
                                     5)        (Instr. 4)           indirect (I)
                                                                    (Instr. 4)
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Title                   Amount or
                        Number of
                        Shares

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Stock Option (right to  8,770.5                2,746.5              I                 by 713 Investment
purchase) Class B                                                                     Company L.P.
Common Stock
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Stock Option (right to  8,770.5                19,453.5             I                 by Grantor Trust for
purchase) Class B                                                                     grandchildren
Common Stock

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Stock Option (right to  17,700                 0                    D
purchase) Class B
Common Stock
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Stock Option (right to  17,700                 17,700               I                 by 713 Investment
purchase) Class B                                                                     Company L.P.
Common Stock
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


Explanation of Responses:
(1)   Represents a transfer of shares.
(2)   Represents a transfer of shares previously reported as directly owned.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

/S/ JOHN W. MCGONIGLE               2/9/01
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**Signature of Reporting Person                            Date